Exhibit 23.2



                                 March 24, 1998



Humphrey Hospitality Trust, Inc.
Silver Spring, Maryland

Anderson & Strudwick, Incorporated
Richmond, Virginia

Ladies & Gentlemen:

         We hereby consent to the inclusion of our reports on the consolidated balance sheets of Humphrey Hospitality Trust, Inc. as of December 31, 1997 and 1996 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997; the balance sheets of Humphrey Hospitality Management, Inc. as of December 31, 1997 and 1996 and the related statements of income, shareholder's equity, and cash flows for each of the three years in the period ended December 31, 1997; the combined balance sheet of HERSHA Acquisition Hotels as of December 31, 1996 and the related combined statements of income and retained earnings and cash flows for the year then ended; the combined balance sheet of H&W Acquisition Hotels as of December 31, 1996 and the related combined statements of income, equity and cash flows for the year then ended; the balance sheet of Gateway Acquisition Hotel as of December 31, 1996 and the related statements of income, partners' equity and cash flows for the year then ended; the combined balance sheet of BCL Acquisition Hotel as of December 31, 1996 and the related combined statements of income, equity, and cash flows for the year then ended, in Form S-11, Registration Statement under the Securities Act of 1933, dated March 24, 1998 relating to the issuance of 1,000,000 shares of common stock of Humphrey Hospitality Trust, Inc.

                             REZNICK FEDDER & SILVERMAN




                             By:   //s//  Richard G. Schaefer